Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment Nos. 92 and 94 to the Registration Statement on Form N-1A of Fidelity Advisor Series II: Fidelity Advisor Municipal Income Fund of our report dated December 16, 2010 on the financial statements and financial highlights included in the October 31, 2010 Annual Reports to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

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/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
December 23, 2010